Exhibit 99.2

Investor Update - January 14, 2019

Note to Investors
This abbreviated Investor Update is being provided to communicate certain actual fourth quarter 2018 operating statistics. It also includes forecasted total unit revenue (RASM), unit cost excluding fuel (CASMex), estimated economic fuel cost per gallon for the quarter, expected non-operating income, expected effective tax rate, and fourth quarter share repurchase information.

Unit revenue, unit cost, effective tax rate and other financial forecasts are estimates only. Actual amounts reported may differ and are dependent on our normal quarter-end closing process.

A full Investor Update with information about fuel hedge positions, planned capital expenditures, fleet information, and share repurchase activity will be provided in connection with our fourth quarter earnings release scheduled for January 24, 2019.

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Information about Non-GAAP Financial Measures
This update includes forecasted operational and financial information for our operations. Our disclosure of operating cost per available seat mile excluding fuel and other items provides us (and may provide investors) with the ability to measure and monitor our performance. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2017, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

Fourth Quarter 2018

Operating Statistics

	Q4 2018	Q4 2017	% Change
Revenue passengers (in thousands)	11,117	10,966	1.4%
Traffic (RPMs in millions)	13,401	13,265	1.0%
Capacity (ASMs in millions)	16,079	15,901	1.1%
Load factor	83.3%	83.4%	(0.1) pts

Forecast Information

	Q4 2018 Forecast	Q4 2017	% Change	Prior Guidance December 14, 2018
Revenue per ASM (cents)(a)	12.82¢ - 12.84¢	12.21¢	~ 5.1%	12.70¢ - 12.80¢
Cost per ASM excluding fuel and special items (cents)(a)	8.95¢ - 8.97¢	8.68¢	~ 3.2%	8.97¢ - 9.01¢
Fuel gallons (000,000)	208	205	~ 1.5%	208
Economic fuel cost per gallon(a)(b)	$2.35	$2.00	~ 17.5%	$2.36

(a)
RASM and CASMex in the preceding forecast information reflect the impacts of the updated accounting standards, effective for the Company January 1, 2018. Information not impacted by the updated accounting standards (Capacity, Fuel gallons, Economic fuel cost per gallon) has not been restated.

(b)
Our economic fuel cost per gallon estimate for the fourth quarter includes the following per-gallon assumptions:  crude oil cost - $1.40 ($59 per barrel); refining margin - 67 cents; with the remaining difference due to taxes and other into-plane costs. There was no impact from settled hedges for the fourth quarter.

Special Charges
Upon completion of the accounting evaluation, the potential impairment on the Q400 fleet discussed in the December 14, 2018 investor update was significantly lower than expected, and as a result we did not record a special charge related to impairment.
As discussed in the December 14, 2018 investor update, we terminated an existing maintenance services agreement in December, resulting in a one-time settlement fee of $20 million. This special item will be excluded from CASMex and adjusted earnings for the quarter and full year ended December 31, 2018.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $9 million in the fourth quarter of 2018.

Effective Tax Rate
We expect that our full year 2018 effective tax rate on adjusted earnings will be approximately 25%. We estimate our fourth quarter 2018 effective tax rate will be between 26% and 27%.

Stock Repurchase and Share Count
In 2018, we repurchased a total of 776,186 shares of common stock for approximately $50 million.We expect our weighted-average basic and diluted share counts will be 123.3 million and 124.1 million, respectively, for the fourth quarter and 123.2 million and 124.0 million, respectively, for the full year 2018.

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